Exhibit 5.1

609 Main Street Houston, TX 77002 United States
+1 713 836 3600	Facsimile: +1 713 836 3601
www.kirkland.com November 6, 2023

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Ladies and Gentlemen:

We are acting as special counsel for Energy Transfer LP, a Delaware limited partnership (“Energy Transfer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-8, initially filed with the Commission on or about the date hereof (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Energy Transfer of an additional 2,165,897 common units of Energy Transfer representing limited partnership interests (the “Units”) pursuant to the Crestwood Equity Partners LP 2018 Long Term Incentive Plan, as amended (the “Plan”), which was formerly an equity incentive plan of Crestwood Equity Partners LP, a Delaware limited partnership, and was assumed by Energy Transfer in connection with the Merger (as defined in the Registration Statement).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Plan, (ii) the Registration Statement, (iii) the Certificate of Limited Partnership of Energy Transfer Equity, L.P., dated September 2, 2005, (iv) the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer, dated as of February 8, 2006, as amended and (v) resolutions of the board of directors of LE GP, LLC, a Delaware limited liability company and the general partner of Energy Transfer that pertain to the Registration Statement. In addition, we have reviewed such questions of law as we considered necessary or appropriate.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than Energy Transfer. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of Energy Transfer and others as to factual matters.

Energy Transfer LP

November 6, 2023

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Units, when issued by Energy Transfer in accordance with the Plan and in the manner contemplated by the Registration Statement, will be validly issued and, under the Delaware LP Act (as defined below), the recipients of the Units will have no obligation to make further payments for the Units or contributions to Energy Transfer solely by reason of their ownership of the Units or their status as limited partners of Energy Transfer, and such recipients will have no personal liability for the obligations of Energy Transfer solely by reason of being limited partners of Energy Transfer.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the Delaware LP Act be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP